Filed Pursuant To Rule 433

Registration No. 333-209926

April 12, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

March 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	82,155,856	2,815,401	1,157,354	1,658,047	7,383,209	15,215,750
XLF	Financial Select Sector SPDR Fund	90,789,432	258,319	144,845	113,474	2,298,881	3,354,988
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	18,882,980	139,762	63,920	75,843	838,987	1,378,994
GLD®	SPDR Gold Shares	7,220,848	126,558	75,084	51,475	2,348,403	920,825
XLE	Energy Select Sector SPDR Fund	16,254,849	61,705	27,358	34,348	522,396	699,035
XLU	Utilities Select Sector SPDR Fund	14,975,916	37,607	16,233	21,375	256,507	500,759
XLV	Health Care Select Sector SPDR Fund	8,412,859	35,329	24,585	10,744	288,803	299,784
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,698,195	30,567	13,959	16,608	248,456	215,890
KRE	SPDR S&P Regional Banking ETF	9,771,852	28,183	8,943	19,241	104,725	234,664
XBI	SPDR S&P Biotech ETF	4,542,072	21,306	9,493	11,813	146,708	254,271
XRT	SPDR S&P Retail ETF	5,590,473	19,323	10,942	8,382	163,028	147,515
FEZ	SPDR EURO STOXX 50 ETF	2,929,349	16,777	11,728	5,050	648,074	226,580
XLI	Industrial Select Sector SPDR Fund	10,467,062	15,568	4,329	11,239	114,778	257,505
XLK	Technology Select Sector SPDR Fund	8,856,099	12,892	4,824	8,069	99,498	297,499
XLP	Consumer Staples Select Sector SPDR Fund	8,331,728	9,891	2,850	7,042	87,523	201,437
XME	SPDR S&P Metals & Mining ETF	3,958,927	7,155	3,712	3,444	53,400	63,247
XLY	Consumer Discretionary Select Sector SPDR Fund	4,188,496	6,464	3,190	3,275	59,487	157,355
XLB	Materials Select Sector SPDR Fund	4,471,453	5,551	2,097	3,455	63,224	119,368
KBE	SPDR S&P Bank ETF	3,403,635	3,149	1,040	2,110	25,789	42,854
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	14,060,303	2,610	165	2,445	4,936	70,052
XHB	SPDR S&P Homebuilders ETF	1,684,850	1,709	802	908	33,792	41,344
MDY	SPDR S&P MidCap 400 ETF Trust	1,360,472	1,110	800	311	26,438	38,062
XLRE	Real Estate Select Sector SPDR Fund	2,261,917	799	68	732	2,682	13,708
XES	SPDR S&P Oil & Gas Equipment & Services ETF	831,800	480	51	430	2,287	6,071
SDY	SPDR S&P Dividend ETF	554,367	119	99	20	4,377	1,867
KIE	SPDR S&P Insurance ETF	116,399	27	22	5	509	214
XPH	SPDR S&P Pharmaceuticals ETF	128,570	27	16	12	1,197	520

Source: Bloomberg as of 04/30/2017.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
XAR	SPDR S&P Aerospace & Defense ETF	114,576	20	9	12	374	256
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	817,787	13	5	8	174	1,899
RWR	SPDR Dow Jones REIT ETF	262,314	8	2	6	131	105
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	648,060	8	6	2	424	336
XSD	SPDR S&P Semiconductor ETF	49,358	6	3	3	85	125
DWX	SPDR S&P International Dividend ETF	170,705	5	4	2	42	60
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	89,483	5	4	2	87	198
GXC	SPDR S&P China ETF	81,815	4	2	2	57	41
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,107,142	2	2	1	246	26
KCE	SPDR S&P Capital Markets ETF	6,201	1	1	1	72	17
RWX	SPDR Dow Jones International Real Estate ETF	646,687	1	1	0	37	38
GNR	SPDR S&P Global Natural Resources ETF	88,415	1	1	0	8	16
GUR	SPDR S&P Emerging Europe ETF	9,460	1	1	0	11	0
GMF	SPDR S&P Emerging Asia Pacific ETF	22,840	1	1	1	0	4
EWX	SPDR S&P Emerging Markets SmallCap ETF	145,895	1	1	1	111	24
RWO	SPDR Dow Jones Global Real Estate ETF	616,701	0	0	0	36	3
EDIV	SPDR S&P Emerging Markets Dividend ETF	83,566	0	0	0	3	0
GWX	SPDR S&P International Small Cap ETF	112,803	0	0	0	1	0
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	347,922	0	0	0	84	2

Source: Bloomberg as of 04/30/2017.

State Street Global Advisors

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SPDR® ETF Options Reportssga.com | spdrs.com | spdrgoldshares.comState Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.Important Risk InformationThis material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.Investing in commodities entails significant risk and is not appropriate for all investors.Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here.The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is not affiliated with Nuveen Asset Management, LLC.Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.Not FDIC Insured No Bank Guarantee May Lose Value © 2017 State Street Corporation. All Rights Reserved.State Street Global Advisors ID9244-IBG-23347 0417 Exp. Date: 04/30/2018 SPD001310

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.